EXHIBIT 20.3

Following is the correct press release issued on Monday, February 27, 1997.

E*TRADE and Microsoft Forge Strategic Partnership to Integrate E*TRADE into the Microsoft Investor Service

PR Newswire, Monday, February 24, 1997 at 13:23

E*TRADE AND MICROSOFT FORGE STRATEGIC PARTNERSHIP
TO INTEGRATE E*TRADE INTO THE MICROSOFT INVESTOR SERVICE

Strategic Partnership Includes E*TRADE Support for Open Financial
Exchange

PALO ALTO, CA, February 24, 1997 -- E*TRADE Group, Inc., (NASDAQ: EGRP), a leading provider of online investing services, today announced a strategic partnership with Microsoft (NASDAQ:MSFT) which will immediately integrate E*TRADE's online investing services into the Microsoft Investor online trading area (http://investor.com).
E*TRADE also announced its support of Microsoft's Open Financial
Exchange specification.

This new partnership will give Microsoft Investor and Microsoft
Money users direct access to E*TRADE's online investing services where they can receive free value-added news, research and charts and invest online at low commission rates. Support for Open Financial Exchange will enable E*TRADE customers to seamlessly consolidate their E*TRADE portfolio information with personal finance software such as Microsoft Investor, Microsoft Money, and other Open Financial Exchange compliant software. Open Financial Exchange provides an open specification for the electronic exchange of financial data between financial service providers and personal finance applications.

"Together, Microsoft and E*TRADE are harnessing the momentum behind online investing to give individual investors the ultimate in online investing tools," said Christos M. Cotsakos, President and Chief Executive Officer of E*TRADE Group, Inc. "With the financial information, research, market analysis, portfolio management and trading services provided through our alliance, the gap between the resources available to the individual investor and the institutional investor has dramatically narrowed."

"Our new alliance with E*TRADE, including its support of Open Financial Exchange, will benefit both the sophisticated and novice investor interested in managing their own portfolios through Microsoft Investor," said Lewis Levin, Vice President, Desktop Finance Division, Microsoft. "Our new relationship will greatly enhance and expand the value and depth of the products and services we offer our users." E*TRADE offers rich investment services including:

The ability to create personal market pages by selecting the market indicators, charts, stock quotes and news links that suit the investor's personal investing style;

E*WATCH, a sophisticated, proprietary Java-based tool for charting and analyzing stock price performance as well as delivering dynamically updated stock quotes;

Free news charts, market analysis and company fundamental data;
Sophisticated portfolio management features that enable users to review and manage investment holdings and create "what if?" scenarios; and a competitive commission structure ($14.95 for listed market orders and $19.95 for limit, OTC and stop orders).

E*TRADE Group, Inc. is an electronic financial services company and, through its subsidiary, E*TRADE Securities, Inc., is a leading provider of online investing services. E*TRADE offers independent investors the convenience and control of online access to securities markets, and access to value-added financial information such as news, charts, and fundamental data, along with low commission rates on trades. Customers can access E*TRADE at http://www.etrade.com on the Internet; via direct modem connection; and via the touchtone telephone TELE*MASTER system. E*TRADE Securities and its parent company, E*TRADE Group, Inc., are headquartered in Palo Alto, California.

E*TRADE is a registered trademark of the Company. TELE*MASTER is a trademark of E*TRADE Securities, Inc. All other trademarks are properties of their respective owners. The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, the development of new products and services, the enhancement of existing products and services, competitive pressures, system failures, economic conditions and the introduction of competing products having technological and/or other advantages. Further information about these matters can be found in the risk factors included in the annual report filed by the company on Form 10K.

For More Information

E*TRADE Contact:                        Microsoft Contact:
Kate Connelly                           Nikki Wiebe
The Dilenschneider Group                Waggener Edstrom
312/553-0700                            503/245-0905
connelly@mcs.net                        nikkiw@wagged.com


Companies or Securities discussed in this article:
Symbol                                                Name
NASDAQ:EGRP                              E*Trade Group Inc
NASDAQ:MSFT                                 Microsoft Corp